Exhibit 99.1

Janus Henderson announces changes to Board of Directors

LONDON - Janus Henderson Group plc (NYSE/ASX: JHG) (“Janus Henderson” or the “Company”) today announced that current board member, John Cassaday, has been appointed to succeed Richard Gillingwater as Chair of the Janus Henderson Board following Mr. Gillingwater’s retirement, effective December 31, 2022. The Company also announced that while Ed Garden, Trian Fund Management’s (“Trian”) Chief Investment Officer and Founding Partner, will continue to serve as an Independent Non-Executive Director of the Company, Nelson Peltz, Trian’s Chief Executive Officer and Founding Partner, has resigned from the Company’s Board of Directors, and Brian Baldwin, Partner and Senior Analyst at Trian, has been appointed as an Independent Non-Executive Director in place of Mr. Peltz, effective today.

Richard Gillingwater, Chair of the Janus Henderson Board of Directors, said: “We are thrilled that John is taking on this critical role. His breadth and depth of experience, wealth of leadership, and understanding of the industry makes him the ideal person to lead Janus Henderson into its next growth phase. Additionally, on behalf of the Board and the management team, we thank Nelson for his significant contributions and invaluable insights. We are pleased to welcome Brian to the Janus Henderson Board and look forward to benefitting from his knowledge and perspective, as well as continuing to work closely with Ed on a number of high priority operating and strategic matters.”

John Cassaday, member of the Janus Henderson Board of Directors and Chair-elect, said: “I am honored to be appointed Chair of the Janus Henderson Board and to follow in the footsteps of Richard’s legacy of strong leadership and commitment to the Company. I look forward to working closely with the Board and the management team to help guide and position Janus Henderson for future success.”

Nelson Peltz, Trian’s Chief Executive and Founding Partner, said: “As its largest shareholder, Trian strongly supports Janus Henderson’s new CEO, Ali Dibadj, and his management team, the Company’s cost-efficiency program, the firm’s newly defined strategy, and Janus Henderson’s refreshed Board, including its new Chair, John Cassaday. With these changes in place, and with two of Trian’s Partners, Ed Garden and Brian Baldwin, on the Board, Trian believes Janus Henderson is well-positioned to help clients define and achieve their desired investment outcomes while delivering significant long-term shareholder value.”

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About John Cassaday

Mr. Cassaday currently serves as Chair and member of the Corporate Governance and Nominating Committee for Manulife Financial Corp, a Canadian multi-national insurance company and financial services provider, as a Non-Executive Director, member of the Audit, Human Resources and Compensation, and Nominating and Corporate Governance Committees for Sleep Country Canada Holdings Inc., and as Chair of the Leadership Development and Compensation Committee and member of the Nominating and Corporate Governance and Executive Committees for Sysco Corp. Mr. Cassaday served as President and Chief Executive Officer of Corus Entertainment Inc. from its inception in 1999 until his retirement in 2015. Before Corus, he held various executive roles, including Executive Vice President of Shaw Communications, President and Chief Executive Officer of CTV Television Network, and President of Campbell Soup Company in Canada and the United Kingdom. He served as Lead Independent Director, Chair of the Nominating, Governance, and Compensation Committee, as a member of the Audit Committee for Spin Master Corp from 2015 to 2018, and as an Independent Director for Gibraltar Growth Corp from 2015 to 2017. Mr. Cassaday will retire from both the Sysco and Manulife Boards as he assumes the Chair responsibilities at JHG.

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About Brian Baldwin

Mr. Baldwin is a Partner and Senior Analyst at Trian and has been a member of Trian’s Investment Team since August 2007. Mr. Baldwin has worked on all of Trian’s investments in the asset management and financial services sector. In addition, he served as a Director of nVent Electric plc (formerly the electrical business of Pentair plc before becoming a standalone public company) from April 2018 to May 2020. Prior to joining Trian, Mr. Baldwin was an analyst at Merrill Lynch Global Private Equity from July 2005 to July 2007. Mr. Baldwin received a B.S., summa cum laude, from The Wharton School at the University of Pennsylvania.

Trian beneficially owns approximately 19.2% of Janus Henderson’s outstanding common stock.

About Janus Henderson

Janus Henderson Group is a leading global active asset manager dedicated to helping investors achieve long-term financial goals through a broad range of investment solutions, including equities, fixed income, multi-asset, and alternative asset class strategies. As of September 30, 2022, Janus Henderson had approximately US$275 billion in assets under management, more than 2,000 employees, and offices in 23 cities worldwide. Headquartered in London, the company is listed on the NYSE and the ASX.

Investor Relations

Jim Kurtz, Head of Investor Relations +1 (303) 336 4529 jim.kurtz@janushenderson.com

Media Relations

Nicole Mullin, Director of Media Relations +44 207 818 2511 nicole.mullin@janushenderson.com

Sarah Johnson, Director of Media Relations & Corporate Communications

+1 (303) 336 4219
sarah.johnson@janushenderson.com

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